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                                                                     EXHIBIT 4.4


                                 January 2, 2000



Walter Kornbluh
Steve Crosson
Interscience Computer Corporation
600 Hampshire Road, Suite 105
Westlake Village, CA  91361

               Re:  Siemens Litigation

Walter and Steve:

               This letter confirms the compromise agreement that Interscience reached with its litigation counsel, concerning the attorneys fees relating to Interscience's settlement with Oce.

               Interscience agreed to compensate its attorneys as follows:

               1. a cash payment of $75,694.45 (constituting a $100,000 cash fee less a $24,305.55 credit based on the attorneys fees compromise from Interscience's settlement with NCR);

               2. 40,000 shares of free trading Interscience stock. All stock should be issued to Dovel & Luner, LLP. (Dovel & Luner is paying out Lawson, Weiss & Danziger and Battaglia Ross Dicus & Wein's interest in cash.)

               As we hope to settle this compensation as soon as possible, please let us know what you need from us, if anything, to proceed. Thank you again for your continuous cooperation in this matter.

                                                   Very truly yours,



                                                   Sean Luner


cc:  Steve Wein (via Fax (727) 343-4059)
     Rod De Llano (via Fax (713) 222-8866)